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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                 SCHEDULE 13G/A
                                 (RULE 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) and (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2

                       (Amendment No.     1       )(1)
                                     -------------

                               ICICI BANK LIMITED
            ----------------------------------------------------------
                                (Name of Issuer)

                                 EQUITY SHARES
            ----------------------------------------------------------
                         (Title of Class of Securities)

                                INE090A01013(2)
            ----------------------------------------------------------
                                 (CUSIP Number)

                                  DEC 31, 2002
            ----------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                               [ ]    Rule 13d-1 (b)

                               [X]    Rule 13d-1 (c)

                               [ ]    Rule 13d-1 (d)

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(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

(2) This Schedule 13G relates to ownership of equity shares which are not publicly traded in the United States. The CUSIP number for the American Depositary Shares, each representing two equity share, is 45104G104.

The information required in the remainder of this cover shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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Schedule 13G                         Forms
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------------------------                                 -----------------------
 CUSIP NO. 45104G104                  13G                  Page 2 of 8 Pages
          ------------                                         ---  ---
------------------------                                 -----------------------

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1.      NAME OF REPORTING PERSONS
        I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
        GOVERNMENT OF SINGAPORE INVESTMENT CORPORATION PTE LTD
        (NONE)
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2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]

                                                                     (b) [X]
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3.      SEC USE ONLY

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4.      CITIZENSHIP OR PLACE OF ORGANIZATION
        SINGAPORE
--------------------------------------------------------------------------------
NUMBER OF SHARES        5.  SOLE VOTING POWER                    0
BENEFICIALLY OWNED      --------------------------------------------------------
BY EACH REPORTING       6.  SHARED VOTING POWER                  45,726,619
PERSON WITH             --------------------------------------------------------
                        7.  SOLE DISPOSITIVE POWER               0
                        --------------------------------------------------------
                        8.  SHARED DISPOSITIVE POWER             45,726,619
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        45,726,619
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10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                           [  ]
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11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        7.46%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*
        OO
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                      *SEE INSTRUCTIONS BEFORE FILING OUT!

Schedule 13G                         Forms
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 CUSIP NO. 45104G104                  13G                  Page 3 of 8 Pages
          ------------                                         ---  ---
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1.      NAME OF REPORTING PERSONS
        I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
        GOVERNMENT OF SINGAPORE
        (NONE)
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [ ]

                                                                  (b)  [X]
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION
        SINGAPORE
--------------------------------------------------------------------------------
NUMBER OF SHARES         5.  SOLE VOTING POWER           0
BENEFICIALLY OWNED       -------------------------------------------------------
BY EACH REPORTING        6.  SHARED VOTING POWER         29,816,981
PERSON WITH              -------------------------------------------------------
                         7.  SOLE DISPOSITIVE POWER      0
                         -------------------------------------------------------
                         8.  SHARED DISPOSITIVE POWER    29,816,981
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        29,816,981
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                          [  ]
--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        4.86%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*
        OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILING OUT!

Schedule 13G                         Forms
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------------------------                                 -----------------------
 CUSIP NO. 45104G104                  13G                  Page 4 of 8 Pages
          ------------                                         ---  ---
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1.      NAME OF REPORTING PERSONS
        I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
        MONETARY AUTHORITY OF SINGAPORE(3)
        (NONE)
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2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]

                                                                  (b) [X]
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3.      SEC USE ONLY
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4.      CITIZENSHIP OR PLACE OF ORGANIZATION
        SINGAPORE
--------------------------------------------------------------------------------
NUMBER OF SHARES          5.  SOLE VOTING POWER           0
BENEFICIALLY OWNED        ------------------------------------------------------
BY EACH REPORTING         6.  SHARED VOTING POWER         15,909,638
PERSON WITH               ------------------------------------------------------
                          7.  SOLE DISPOSITIVE POWER      0
                          ------------------------------------------------------
                          8.  SHARED DISPOSITIVE POWER    15,909,638
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        15,909,638
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10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                          [  ]
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11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        2.60%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*
        OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILING OUT!

(3) The Board of Commissioners of Currency, Singapore merged with the Monetary Authority of Singapore on 1 October 2002. All securities formerly deemed to be beneficially held by the Board of Commissioners of Currency, Singapore is now deemed to be beneficially held by the Monetary Authority of Singapore.

ITEM 1(a).  NAME OF ISSUER

            ICICI Bank Limited

ITEM 1(b).  ADDRESS OF ISSUERS' PRINCIPAL EXECUTIVE OFFICES

            ICICI Towers
            4th Floor South Tower
            Bandra-Kurla Complex
            Bandra (East)
            Mumbai 400 051
            India

ITEM 2(a).  NAME OF PERSON FILING

            I          Government of Singapore Investment Corporation Pte Ltd
            II         Government of Singapore
            III        Monetary Authority of Singapore


ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE

            I                         168 Robinson Road
                                      #37-01 Capital Tower
                                      Singapore 068912

            II, III           c/o     Government of Singapore Investment Corporation Pte Ltd
                                      168 Robinson Road
                                      #37-01 Capital Tower
                                      Singapore 068912


ITEM 2(c).  CITIZENSHIP

            I, II, III                Singapore


ITEM 2(d).  TITLE OF CLASS OF SECURITIES

            Equity Shares


ITEM 2(e).  CUSIP NUMBER

            INE090A01013, 45104G104 (for ADS)


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-I(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A

            N.A.

IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(c), CHECK THIS BOX.      [ X ]

ITEM 4.  OWNERSHIP

     The aggregate number of securities and percentage of the class of securities of the Issuer beneficially owned by each Reporting Person named in
Item 2(a), as well as the number of securities as to which such person is deemed to have sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, shared power to dispose or direct the disposition, is set forth in the following table:


                                                                  POWER TO VOTE            POWER OF DISPOSE
                                        NO OF SECURITIES       ---------------------     ---------------------
PERSON                                 BENEFICIALLY OWNED      SOLE(1)    SHARED(1)      SOLE(1)     SHARED(1)
------                                 ------------------      -------    ----------     -------    ----------

Government of Singapore Investment
Corporation Pte Ltd                        45,726,619             0       45,726,619         0      45,726,619

Government of Singapore                    29,816,981             0       29,816,981         0      29,816,981

Monetary Authority of Singapore            15,909,638             0       15,909,638         0      15,909,638

Total(2) (all Reporting Persons)           45,726,619             0       45,726,619         0      45,726,619

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(1) The Government of Singapore Investment Corporation Pte Ltd shares power to vote and power to dispose of the 29,816,981 securities beneficially owned by it with the Government of Singapore, shares power to vote and dispose of the 15,909,638 securities beneficially owned by it with the Monetary Authority of Singapore.

(2)  The reporting persons disclaim membership in a group.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         N.A.


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         N.A.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         N.A.


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         N.A.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         N.A.


ITEM 10. CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


MATERIAL TO BE FILED AS EXHIBITS

1.   Power of Attorney by Minister for Finance, Singapore dated 5 March 1998

2.   Power of Attorney by Monetary Authority of Singapore dated 6 March 1998

(Incorporated by reference to Exhibit No. 1 and 2 to Schedule 13G, dated March 23, 1998 regarding SPDR Trust Series 1).

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


     Jan 10, 2003                  Government of Singapore Investment
-------------------------          Corporation Pte Ltd
          Date

                                   By     /s/ Ho Yuit Mun
                                      -------------------------------
                                          Ho Yuit Mun
                                          Assistant Director


                                   By     /s/ Kelvin Lim
                                      -------------------------------
                                          Kelvin Lim
                                          Regional Manager


                                   Government of Singapore
                                   by Government of Singapore Investment
                                   Corporation Pte Ltd, its attorney-in-fact


                                   By     /s/ Ho Yuit Mun
                                      -------------------------------
                                          Ho Yuit Mun
                                          Assistant Director


                                   By     /s/ Kelvin Lim
                                      -------------------------------
                                          Kelvin Lim
                                          Regional Manager


                                   Monetary Authority of Singapore
                                   by Government of Singapore Investment
                                   Corporation Pte Ltd, its attorney-in-fact


                                   By     /s/ Ho Yuit Mun
                                      -------------------------------
                                          Ho Yuit Mun
                                          Assistant Director


                                   By     /s/ Kelvin Lim
                                      -------------------------------
                                          Kelvin Lim
                                          Regional Manager